Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Second Quarter 2016 Operating Results

SAN FRANCISCO, July 28, 2016 — The Federal Home Loan Bank of San Francisco today announced that its net income for the second quarter of 2016 was $63 million, compared with net income of $61 million for the second quarter of 2015.

The $2 million increase in net income for the second quarter of 2016 relative to the prior-year period primarily reflected higher net interest income, partially offset by net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value.

Net interest income for the second quarter of 2016 was $117 million, up from $108 million for the second quarter of 2015. The increase was primarily due to an increase in earnings because of higher average advance balances and to a reduction in dividends on mandatorily redeemable capital stock, which are classified as interest expense.

Other income/(loss) for the second quarter of 2016 was a loss of $9 million, compared with a loss of $2 million for the second quarter of 2015. The change in other income/(loss) reflected net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value of $3 million for the second quarter of 2016, compared with net fair value gains of $5 million for the second quarter of 2015. The change in net fair value gains or losses was primarily due to the effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period. The change in other income/(loss) also reflected expense of $6 million on derivative instruments used in economic hedges, compared with expense of $4 million for the second quarter of 2015. Income/expense on derivative instruments used in economic hedges is generally offset by interest expense/income on the economically hedged assets and liabilities.

During the first six months of 2016, total assets increased $13.7 billion, to $99.4 billion at June 30, 2016, from $85.7 billion at December 31, 2015. Advances increased $11.1 billion, or 22%, to $62.0 billion at June 30, 2016, from $50.9 billion at December 31, 2015. In addition, investments increased $4.3 billion, to $36.6 billion at June 30, 2016, from $32.3 billion at December 31, 2015, primarily reflecting an increase in securities purchased under agreements to resell. These increases were partially offset by a $1.6 billion decrease in cash and due from banks.

As of June 30, 2016, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 5.9%, exceeding the 4.0% requirement. The Bank had $5.8 billion in permanent capital, exceeding its risk-based capital requirement of $2.5 billion. Total retained earnings as of June 30, 2016, were $2.8 billion.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the second quarter of 2016 at an annualized rate of 9.17%. The dividend will total $63 million, including $11 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the third quarter of 2016. The Bank expects to pay the dividend on or about August 15, 2016.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	June 30, 2016	Dec. 31, 2015
Total Assets	$99,430	$85,698
Advances	61,963	50,919
Mortgage Loans Held for Portfolio, Net	632	655
Investments[1]	36,578	32,275
Consolidated Obligations:
Bonds	50,924	51,827
Discount Notes	41,930	27,647
Mandatorily Redeemable Capital Stock	486	488
Capital Stock - Class B - Putable	2,520	2,253
Unrestricted Retained Earnings	761	610
Restricted Retained Earnings	2,067	2,018
Accumulated Other Comprehensive Income/(Loss)	14	15
Total Capital	5,362	4,896

Selected Other Data at Period End	June 30, 2016	Dec. 31, 2015
Regulatory Capital Ratio[2]	5.87%	6.26%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net Interest Income	$117	$108	$240	$238
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	—	—	—
Other Income/(Loss)	(9)	(2)	162	430
Other Expense	37	34	73	68
Affordable Housing Program Assessment	8	11	35	65
Net Income	$63	$61	$294	$535

Selected Other Data for the Period
Net Interest Margin[3]	0.51%	0.53%	0.55%	0.61%
Operating Expenses as a Percent of Average Assets	0.15	0.15	0.16	0.16
Return on Average Assets	0.28	0.29	0.67	1.35
Return on Average Equity	4.98	4.27	11.90	18.39
Annualized Dividend Rate[4]	8.90	22.65	8.46	14.58
Average Equity to Average Assets Ratio	5.53	6.86	5.59	7.35

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2016, was $5.8 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com